Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of December 18, 2017, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Peter Cuneo (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.    Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the title of Executive Chairman of the Company, and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in this position in a corporation of the size and nature of the Company, including, without limitation, overseeing the Company’s financial and legal functions, leading the refinancing of the Company’s Convertible Notes due in March 2018 and the Company’s pursuit of strategic alternatives and such other authorities, duties and responsibilities as may be from time to time delegated to him by the Board. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Executive shall report to the Board.

2.    Time. The Executive shall devote such amount of his professional time to the business affairs of the Company as may be required to fulfill the duties of the Executive set forth under Section 1 hereof.

3.    Term. The Executive’s engagement shall be effective as of the date hereof (the “Commencement Date”) and shall continue until terminated by either party pursuant to Section 5 hereof (the “Term”).

4.	Compensation.

(a)	Salary.

The Executive’s base salary for the Term will be at a rate of not less than $490,000 per annum, commencing January 1, 2018 (the salary set forth herein shall be referred to as the “Salary”); provided, however, that an amount equal to $80,000 of such Salary shall be paid to the Executive on January 1, 2018 and the remainder of such Salary (in an amount equal to $410,000 ($34,167 per month)), shall be paid to the Executive in accordance with the Company’s payroll practices and policies then in effect and prorated for any partial period.

(b)	Reimbursement of Expenses.

The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, smartphones and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments, provided that the Executive (i) properly accounts for such expenses in accordance with the Company’s policy and (ii) has received prior approval by the Board for major expenses.

5.	Termination of Employment.

(a)	General.

Either the Company or the Executive may terminate this Agreement and the Executive’s employment hereunder for any reason or for no reason by delivering written notice of termination to the other party; provided, however, that the Executive shall provide no less than thirty (30) days’ notice before the effective date of the Executive’s termination of this Agreement, which date shall be specified in the notice of termination.

(b)	Compensation Upon Termination. In the event of any such termination of the Executive’s employment, the Executive shall receive from the Company: (A) any earned but unpaid Salary through the date of termination, paid in accordance with the Company’s standard payroll practices; (B) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(c) through the date of termination; and (C) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination, other than any severance pay plan, and the Company shall have no further obligation with respect to this Agreement.

6.    Confidentiality. The Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). The Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his employment, the Executive shall redeliver to the Company all Confidential Information and other related data in his possession.

7.    Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements; provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to the Executive’s employment hereunder, without regard to when asserted.

8.	Miscellaneous.

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and the Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York located in the borough of Manhattan, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)	The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

9.    Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: Mark Friedman, Chairperson, Compensation Committee

To the Executive:

Peter Cuneo

114 E. 72nd Street, Penthouse B

New York, NY 10021

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 18th day of December, 2017.

Iconix Brand Group, Inc.		Executive

By:	/s/ Mark Friedman	/s/ Peter Cuneo
	Mark Friedman Chairperson, Compensation Committee	Peter Cuneo

[Signature Page to P. Cuneo Employment Agreement]

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